                                                                    EXHIBIT 10.3



              EXTRACTED FROM MINUTES OF BOARD OF DIRECTORS MEETING
                   OF WALBRO CORPORATION ON FEBRUARY 23, 1988


             WALBRO CORPORATION BOARD OF DIRECTORS RETIREMENT POLICY

         Subject to exceptions voted upon by a majority of the Board, a member of the Board of Directors is not expected to serve beyond the first term of office which expires following his or her 72nd birthday. Current members of the Board of Directors are exempted from this policy.

         Upon retirement all "Eligible Directors" shall be entitled to an annual retirement benefit as defined below. For purposes of this policy "Eligible Directors" are those Walbro Corporation Directors who have served on its Board for five or more years, are at least sixty years of age and were not employees of the Company. A director who is not at least sixty years of age upon retirement shall be entitled to begin receiving the benefit upon reaching sixty years of age.

         The benefit shall be in the form of an annuity for life equal to the annual retainer paid to the outside directors of Walbro Corporation as periodically modified, subject to the following vesting schedule related to the years of service to the Company:

         Years of Service as a Director            Percentage Vested
         ------------------------------            -----------------
                           5                                  50%
                           6                                  60%
                           7                                  70%
                           8                                  80%
                           9                                  90%
                      10 or more                             100%

         If upon death a Director is survived by a widow, she shall be entitled to receive an annuity for her life equal to 50% of the annuity that would be payable to her husband under this policy if he was still living.

         This policy shall be effective immediately, apply to currently serving Directors and past service shall be taken into account when computing the benefit for current directors upon their retirement."

         The Compensation Committee reported on its deliberations concerning the proposed Long Term Incentive Plan. The Committee recommended approval of the amended Plan subject to approval by the Stockholders. Mr. Bacon moved, Mr. Tuttle seconded and a majority of the Board adopted the following Resolution with Mr. Althaver and Mr. Walpole abstaining from the vote: